Exhibit 10.1

ADTRAN HOLDINGS, INC.

AMENDED AND RESTATED VARIABLE INCENTIVE COMPENSATION PLAN

(originally effective January 1, 2006)

(Last Amended and Restated January 24, 2023)

Section 1. Purpose.

1.1 Background. The Company originally adopted the ADTRAN, Inc. Management Incentive Bonus Plan under a plan document adopted by the Board of Directors (the “Board”) of the Company on January 23, 2006 and effective January 1, 2006 (as amended, the “Plan”), and which was approved by the Company’s shareholders in May 2006. The Company renamed the Plan the ADTRAN, Inc. Variable Incentive Compensation Plan and amended and restated the Plan, effective January 1, 2011, which was approved by the shareholders of the Company at their annual meeting in May 2011. Pursuant to its authority to amend the Plan under the terms of the Plan, the Board further amended and restated the Plan, effective March 20, 2022, July 19, 2022, and January 24, 2023.

1.2. General Purpose. The purpose of the Plan is as follows: (i) to provide cash incentives and rewards for certain officers and management employees of the Company; and (ii) to attract and retain qualified executives by providing performance-based compensation as an incentive for their efforts to achieve the Company’s financial and strategic objectives.

Section 2. Definitions.

The following words and phrases as used in this Plan shall have the meanings set forth in this section unless a different meaning is clearly required by the context.

2.1 “Affiliate” shall mean, as of any date, an entity that, directly or indirectly, controls, is controlled by, or is under common control with the Company.

2.2 “Base Compensation” shall mean, except as otherwise approved by the Committee, a Participant’s base rate of salary prorated over the Performance Period (e.g., if a Participant’s base salary rate is $10,000 per month (or $120,000 annually) for the first six months of a 12-month Performance Period and then $15,000 per month (or $180,000 annually) for the last six months of such Performance Period, then his Base Compensation for the Performance Period for purposes of the applicable Performance Award will be $150,000).

2.3 “Board” shall mean the Board of Directors of the Company.

2.4 “Change in Control” shall have (i) the meaning ascribed to such term (or a like term) in the Participant’s applicable employment agreement or other similar written agreement between the Participant and the Company, if any, or (ii) if no such employment or similar agreement exists or such agreement does not contain a definition of Change in Control (or a like term), the meaning ascribed to the term “Change of Control” in the ADTRAN Holdings, Inc. 2020 Employee Stock Incentive Plan, as amended from time to time.

2.5 “Chief Executive Officer” or “CEO” shall mean the Chief Executive Officer of the Company.

2.6 “Chief Operating Officer” or “COO” shall mean the Chief Operating Officer of the Company.

2.7 “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code will include such section, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.8 “Committee” shall mean the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.

2.9 “Company” shall mean ADTRAN Holdings, Inc., a Delaware corporation, and any successor thereto.

2.10 “Eligible Employee” shall mean any officer or such other management employees who are selected by the CEO or COO and recommended to the Committee for participation in the Plan.

2.11 “Fiscal Year” shall mean the 12-month period ending on each December 31; provided that if the Company’s fiscal year should be changed to any other 12-month period, then the Fiscal Year shall contemporaneously and automatically change to such 12-month period.

2.12 “Independent Director” means a director of the Company who is independent for purposes of serving as a member of the Compensation Committee of the Board under applicable listing standards of The Nasdaq Stock Market.

2.13 “Maximum Annual Amount” shall mean, for any individual for a given Fiscal Year, one or more Performance Awards providing for one or more payouts in any given Fiscal Year in an aggregate amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000).

2.14 “Participant” shall mean an Eligible Employee approved by the Committee under Section 3 to participate in the Plan, who has been notified by the CEO or COO of his or her approved participation.

2.15 “Performance Award” shall mean the cash amounts awarded to a Participant under the terms of the Plan. Performance Awards shall usually be determined as a percentage of the Participant’s Base Compensation, subject to the Committee’s discretion.

2.16 “Performance Measure” means any one or more of the criteria or measurements by which specific performance goals may be established and performance may be measured, as determined by the Committee in its discretion for any particular Performance Period, pursuant to the provisions of Section 4.3.

2.17 “Performance Period” means a period of time, as the Committee may select, over which the attainment of one or more performance goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.

2.18 “Plan” shall mean this ADTRAN Holdings, Inc. Variable Incentive Compensation Plan, as amended from time to time.

Section 3. Participation.

3.1 Eligibility to Participate. As soon as possible following the commencement of each Performance Period, the Committee shall specify by name or position the Participants eligible to participate in the Plan for that Performance Period. The Committee shall retain discretion to name as a Participant an employee hired or promoted into an eligible position for the first time after the commencement of the Performance Period. A Participant must remain employed by the Company through the date that payment of the applicable Performance Award is scheduled to be made for a Performance Period in order to be eligible to receive the Performance Award for that Performance Period, except in the case of a Change in Control as provided in Sections 7 and 8 below or as otherwise provided under any written agreement between the Company and a Participant.

3.2 Termination of Participation. Except (i) in the case of a Change in Control as provided in Sections 7 and 8 below or (ii) as otherwise provided under any written agreement between the Company and a Participant, a Participant’s participation in the Plan shall terminate upon his or her termination of employment with the Company. The Committee shall retain the discretion to reduce participation in the Plan to a level less than full participation or to suspend or terminate participation of any Participant reassigned to substantially different duties, undertaking an authorized leave of absence or disqualified for any reason by the Committee. The CEO or COO may provide recommendations to the Committee for the reduction in participation or suspension or termination of any individual Participant in the Plan. Notice of the reduction in participation or suspension or termination of any individual Participant by the Committee shall be forwarded to the CEO or COO and the affected Participant or Participants in writing.

Section 4. Establishment of Terms for Performance Awards.

4.1 Establishment of Terms for Performance Awards. The Committee shall specify in writing the Performance Measures, Performance Periods and other materials terms which are to apply for each Performance Award with regard to each Participant or each group of Participants (by name or position), subject to the provisions of Sections 4.2 and 4.3. In its discretion, the Committee may establish minimum, target and maximum levels of Performance Measures for each Performance Award. The Committee may establish Performance Measures for each Participant’s individual performance, as well as establishing Performance Measures based on corporate performance.

4.2 Performance Awards and Maximum Annual Amount. The amount of Performance Awards may vary among Participants and from Performance Period to Performance Period; however, the maximum amount payable to a single Participant in a single Fiscal Year pursuant to Performance Awards granted to such Participant shall not exceed the Maximum Annual Amount.

4.3 Performance Measures. The Committee shall establish its specific Performance Measures for a Performance Award by reference to any one or more of the following (including on a GAAP or non-GAAP basis): (i) earnings before all or any taxes (“EBT”); (ii) earnings before all or any of interest expense, taxes, depreciation and amortization (“EBITDA”); (iii) earnings before all or any of interest expense, taxes, depreciation, amortization and rent (“EBITDAR”); (iv) earnings before all or any of interest expense and taxes (“EBIT”); (v) net earnings; (vi) net income; (vii) operating income or margin; (viii) earnings per share; (ix) growth; (x) return on shareholders’ equity; (xi) capital expenditures; (xii) expenses and expense ratio management; (xiii) return on investment; (xiv) improvements in capital structure; (xv) profitability of an identifiable business unit or product; (xvi) profit margins; (xvii) stock price; (xviii) market share; (xix) revenues; (xx) costs; (xxi) cash flow; (xxii) working capital; (xxiii) return on assets; (xxiv) economic value added; (xxv) industry indices; (xxvi) peer group performance; (xxvii) regulatory ratings; (xxviii) asset quality; (xxix) gross or net profit; (xxx) net sales; (xxxi) total shareholder return; (xxxii) sales (net or gross) measured by product line, territory, customers or other category; (xxxiii) earnings from continuing operations; (xxxiv) net worth; (xxxv) levels of expense, cost or liability by category, operating unit or any other delineation, and (xxxvi) such other reasonable criteria as the Committee may approve. Performance Measures may relate to the Company and/or one or more of its Affiliates, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines.

Section 5. Determination of Amount of Performance Awards.

5.1 Committee Certification Regarding Performance Measures. As soon as practicable following the end of each Performance Period, the Committee shall certify for each Participant whether the Performance Measures for that Performance Period have been met. If such Measures have been met, the Committee will award such Participant the Performance Award established under Section 4 hereof, subject to the discretion reserved in Section 5.2 to adjust such awards.

5.2 Calculation of Performance Measures. The Committee shall have the authority to adjust or modify the calculation of the Performance Measure for a Performance Period in order to prevent the diminution or enlargement of the rights of the Participant based on one or more of the following events: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) nonrecurring items as described in the Company’s public disclosures; (f) acquisitions or divestitures; (g) any other specific unusual, extraordinary or nonrecurring events, or objectively determinable category thereof; and (h) a change in the Company’s Fiscal Year. All determinations of whether the Performance Measure has been achieved and all other matters related to this Section 5.2 shall be made by the Committee in its sole discretion.

Section 6. Payment of Awards.

The Committee shall certify the attainment of the Performance Measures in a timely manner following the end of the applicable Performance Period. In any event (yet subject to any valid deferral election), the Performance Awards shall be paid no later than 2 1⁄2 months after the end of the calendar year in which such Performance Period ended. Notwithstanding the above and Section 3.1, the Board or Committee may provide, at the time it approves any Performance Award under Section 4.1, that such Performance Award will be paid in one or more installment payments, that such installment payments will be adjusted for earnings and losses to the date of payment based on a reasonable rate of interest or predetermined actual investment designated at the time of such approval, and that any installment payment is conditioned upon the Participant’s continuous employment by the Company through the date of the applicable payment (excluding certain terminations if designated by the Board or Committee).

Payments of Performance Awards (including installment payments) may be subject to deferral by the Participant pursuant to the provisions of any applicable deferred compensation plan maintained by the Company.

Section 7. Termination of Employment.

Unless otherwise provided in a written agreement between the Company and a Participant: (i) except as provided in (ii), a Participant whose employment with the Company is terminated for any reason (voluntarily or involuntarily) prior to the scheduled date of a payment of all or a portion of a Performance Award for a Performance Period shall forfeit such payment; and (ii) any Participant whose employment with the Company is terminated on or prior to, and in connection with, a Change in Control, shall continue to be entitled to the payment of his or her Performance Award for a previously completed Performance Period (if not yet paid), and for any Performance Period in which the Change in Control occurred as set forth in Section 8 below.

Section 8. Change in Control.

Unless otherwise provided in a written agreement between the Company and a Participant, if a Change in Control occurs, then the Performance Measures and the outstanding Performance Award shall be automatically adjusted on a pro-rata basis (generally, based on the number of days in the Performance Period through the date of the Change in Control, divided by the number of total days in the Performance Period), and to reflect the time value of money. If the Committee, in its discretion, established minimum, target and maximum levels of Performance Measures and the related Performance Awards for such Performance Period, then the automatic adjustment described in this section shall apply to each such level. The Committee shall have the discretion to (i) certify whether each Participant has attained the Performance Measures (as adjusted) as of the date of the Change in Control or (ii) approve the payment of the Performance Award at the target level. Notwithstanding Section 6 above, and except as otherwise provided under any written agreement between the Company and a Participant, each Participant shall receive a lump sum cash payment of any Performance Award (as adjusted) to which he or she is entitled under this section, no later than thirty (30) days following the closing of the Change in Control.

Section 9. Plan Administration.

9.1 Administration by Committee. The Plan shall be administered by the Committee, which shall have the authority in its sole discretion, subject to the provisions of the Plan, to administer the Plan and to exercise all the powers either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan.

The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or an Affiliate) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel, consultant or agent and any computation received from any such consultant or agent. All expenses incurred in the administration of the Plan, including (without limitation) expenses for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee, or any other person involved in the administration of the Plan, shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

9.2 Interpretation of Plan Provisions. The Committee shall have complete discretion to construe and interpret the Plan and may adopt rules and regulations governing administration of the Plan. The Committee may consult with the management of the Company but shall retain responsibility for administration of the Plan. The Committee’s decisions, actions and interpretations regarding the Plan shall be final and binding upon all Participants.

Section 10. Nonassignability.

No Performance Award granted to a Participant under the Plan shall be assignable or transferable, except by will or by the laws of descent and distribution.

Section 11. Effective Date and Term of Plan.

The Plan was originally effective as of January 1, 2006. The Plan shall continue in effect until terminated by the Board.

Section 12. Amendment of the Plan.

The Board may amend, modify or terminate the Plan at any time and from time to time. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of a Performance Award for a Performance Period already ended without the consent of each Participant whose rights under his or her Performance Award would be impaired by such amendment, modification or termination.

Section 13. General Provisions.

13.1 Unfunded Plan. The Plan shall be an unfunded incentive compensation arrangement for a select group of key management employees of the Company. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant’s right to receive a Performance Award shall be no greater than the right of an unsecured general creditor of the Company. All Performance Awards shall be paid from the general funds of the Company, and no segregation of assets shall be made to ensure payment of Performance Awards.

13.2 Governing Law. The Plan shall be interpreted, construed and administered in accordance with the laws of the State of Alabama, without giving effect to principles of conflicts of law.

13.3 Section Headings. The section headings contained in the Plan are for purposes of convenience only and are not intended to define or limit the contents of the Plan’s sections.

13.4 Effect on Employment. Nothing contained in the Plan shall affect or be construed as affecting the terms of employment of any Eligible Employee except as expressly provided in the Plan. Nothing in the Plan shall affect or be construed as affecting the right of the Company to terminate the employment of an Eligible Employee at any time for any reason, with or without cause.

13.5 No Limitation to Corporate Action. Nothing in the Plan shall preclude the Company from authorizing the payment to the Eligible Employees of other compensation, including (without limitation) base salaries, awards under any other plan of the Company or its Affiliates, any other incentive payments or bonuses (whether or not based on the attainment of performance objectives) and retention or other special payments.

13.6 Successors. All obligations of the Company with respect to Performance Awards granted under the Plan shall be binding upon any successor to the Company, whether such successor is the result of an acquisition of stock or assets of the Company, a merger, a consolidation or otherwise.

13.8 Withholding of Taxes. The Company shall deduct from each Performance Award the amount of any taxes required to be withheld by any federal, state or local governmental authority.

13.9 Severability. If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

13.10 Other Written Agreements. In the event of a conflict between the material terms and conditions of this Plan and the material terms and conditions of a Participant’s written employment agreement or other similar written agreement with the Company (if applicable), the terms and conditions of the Participant’s employment or other similar agreement will control.

13.11 Section 409A. The compensation and benefits payable pursuant this Plan are intended to be exempt from, or comply with, as applicable, the requirements of Internal Revenue Code Section 409A and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date

(collectively, “Section 409A”). To the extent applicable, this Plan and any applicable written agreement related to the payments hereunder shall be interpreted in accordance with Section 409A. Notwithstanding any other provision of this Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A, and a payment or benefit provided hereunder would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after the Participant’s “separation from service” (within the meaning of Section 409A), then such payment or benefit required under this Plan shall not be paid (or commence) during the six-month period immediately following the Participant’s separation from service. If the payment of any such amount is delayed in accordance with the previous sentence, then any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Section 409A shall instead be paid to the Participant in a lump-sum cash payment on the first regular payroll date of the seventh month following the Participant’s separation from service or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death). If the Participant’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Section 409A, then any amounts payable hereunder on account of a termination of the Participant’s employment and which are subject to Section 409A (or any exemption therefrom that requires the occurrence of a “separation from service” as a condition to payment) shall not be paid until the Participant has experienced a “separation from service” within the meaning of Section 409A. Notwithstanding any provision of this Plan to the contrary, in the event that the Company determines that any compensation or benefits payable under this Plan may be subject to Section 409A, the Company and the Participant shall cooperate in good faith to adopt such amendments to this Plan or any applicable written agreement between the Company and the Participant related thereto or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are reasonably necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable hereunder from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, that this Section 13.11 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. Notwithstanding anything herein to the contrary, neither the Company nor any of its affiliates shall have any liability to the Participant or to any other person if the payments and benefits provided hereunder that are intended to be exempt from, or compliant with, Section 409A are not so exempt or compliant or for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law. Each payment payable hereunder in series of installments shall be treated as a separate payment in a series of payments within the meaning of, and for purposes of, Section 409A.